Exhibit 5.1

Corporate Securities Law

M. Richard Cutler, Esq

Admitted in California & Texas

April 24, 2025

Lottery.com, Inc.

5049 Edwards Ranch Rd.

Fort Worth, Texas 76109

Re:	Lottery.com, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Lottery.com, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 relating to the registration under the Securities Act and the issuance and sale of up to an aggregate of (i) 20,000,000 shares of common stock, par value $0.001 per share to be sold by the Company issuable as part of a Stock Purchase Agreement (the “Stock Purchase Agreement”) between the Company and Generating Alpha Ltd. (the “Investor”) which would be issuable upon sales of shares to the Investor pursuant to that agreement (the number of shares possibly issued under that agreement is indefinite and the 20,000,000 shares represents an estimate of the shares which could be sold during the first 12 months of the agreement), (ii) 2,810,897 shares of common stock by certain selling shareholders, (iii) 458,370 shares of common stock issuable upon exercise of outstanding warrants, (iv) shares of common stock related to conversion of 1,906,693 prefunded common stock warrants by the Investor and (v) 512,662 issued to the Investor as a commitment fee (the “Commitment Fee Shares) upon the execution of a stock purchase agreement dated November 13, 2024 (the “Stock Purchase Agreement”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, the Registration Statement, specimen Common Stock certificates and such other documents, corporate records, certificates of officers of the Company and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that: the Securities have been duly authorized and, when sold and delivered by the Company or any of the Selling Shareholders against receipt of the purchase price therefor, in the manner coontemplated by the Prospectus and the Agreements, shall be validly issued, fully paid and nonassessable.

The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the United States of America. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights or (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws.

We hereby consent to the inclusion of this opinion as an exhibit to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Best Regards,

/s/ M. Richard Cutler

Cutler Law Group P.C.

6575 West Loop South, Suite 400		Tel (800) 606-7150
Bellaire, Texas 77401	www.cutlerlaw.com	Fax (713) 583-7150